Exhibit 99.1

Contact:	Kim Chase
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter and Year Ended December 31, 2016

MILWAUKEE—February 9, 2017 — Sensient Technologies Corporation (NYSE: SXT) reported earnings per share from continuing operations of 70 cents in the fourth quarter of 2016 compared to 43 cents in last year’s fourth quarter.  Revenue was $330.2 million in this year’s fourth quarter compared to $339.2 million in the comparable period last year.  Operating income was $43.3 million in the fourth quarter of 2016 and $31.6 million in last year’s fourth quarter.  Foreign currency translation reduced revenue by approximately 2%, operating income by approximately 3%, and earnings per share by approximately 5% in the fourth quarter.

For the year ended December 31, 2016, reported earnings per share from continuing operations were $2.74 compared to $2.32 per share last year.  Revenue was approximately $1.4 billion in both 2016 and 2015.  Operating income from continuing operations was $185.6 million and $166.3 million in the years ended December 31, 2016 and 2015, respectively.  Foreign currency translation reduced revenue and operating income by approximately 2% and earnings per share by approximately 3% in 2016.

The reported results include restructuring and other costs, which are described in more detail under “Reconciliation of Non-GAAP Amounts” below.  Restructuring and other costs reduced operating income by $6.2 million, or nine cents per share, in this year’s fourth quarter and $15.1 million, or 28 cents per share, in the fourth quarter of 2015.  For the years ended December 31, 2016 and 2015, restructuring and other costs reduced operating income by $26.1 million, or 47 cents per share, in 2016 and $43.6 million, or 73 cents per share, in 2015.

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Sensient Technologies Corporation Earnings Release – Quarter and Year Ended December 31, 2016 February 9, 2017	Page 2
The adjusted results, discussed below, eliminate the impact of restructuring and other costs and enhance the overall understanding of the Company’s performance when viewed together with our GAAP results.  Refer to “Reconciliation of Non-GAAP Amounts” below.  Sensient’s adjusted earnings per share increased approximately 13% to 80 cents in this year’s fourth quarter, compared to 71 cents in the fourth quarter of 2015.  Adjusted operating income increased approximately 6% in the fourth quarter, to $49.5 million from $46.7 million in last year’s fourth quarter.  Foreign currency translation reduced both adjusted operating income and adjusted earnings per share by approximately 3%.

For the year ended December 31, 2016, adjusted earnings per share from continuing operations was $3.21, an increase of approximately 5% from last year’s result of $3.05.  Adjusted operating income was $211.7 million and $210.0 million for the years ended December 31, 2016 and 2015, respectively.  Foreign currency translation reduced adjusted operating income by approximately 2% and adjusted earnings per share by approximately 3% in 2016.

Cash provided by operating activities was $222.5 million in 2016 and $128.0 million in 2015.  The 2016 cash flow result included a $40 million benefit from an accounts receivable securitization transaction that will reduce the Company’s borrowing costs.  The stronger cash flows were driven by higher earnings, better management of working capital and the benefit from the accounts receivable securitization transaction.  The Company repurchased more than 300,000 shares of its common stock in the fourth quarter and approximately 700,000 shares during 2016.  Including dividend payments, the Company returned approximately $100 million to shareholders in 2016.

“I am very pleased with the Company’s performance in 2016,” said Paul Manning, Chairman, President and CEO of Sensient Technologies Corporation.  “The Color Group had an outstanding year delivering solid profit and revenue growth, led by strong performances from the Cosmetics and Food Colors businesses.  The Flavors and Fragrances Group performed very well and improved its operating margin by at least 100 basis points in each of the last three quarters, and Asia Pacific also delivered solid profit and revenue growth for the year.  It was a very successful year for Sensient and our shareholders, and I am optimistic about the future.”

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Sensient Technologies Corporation Earnings Release – Quarter and Year Ended December 31, 2016 February 9, 2017	Page 3
BUSINESS REVIEW

The Color Group reported revenue of $119.0 million in the quarter and $117.5 million in last year’s fourth quarter, an increase of 1.3%.  Operating income increased 4.6% to $22.6 million in the quarter.  Foreign currency translation reduced revenue and operating income by approximately 3% and 4%, respectively, in the quarter.  The Group’s strong fourth quarter results were driven by the Cosmetics business, which delivered double-digit revenue and profit growth in the quarter.

For the full year, Color Group revenue increased approximately 5% to $502.1 million, from $480 million in 2015.  Operating income was $104.8 million in 2016, an increase of 8.5% compared to $96.6 million in 2015.  Foreign currency translation impacted both revenue and operating income, reducing both by approximately 3% for the year.  The Color Group’s operating margin was 20.9% for the year, an increase of 80 basis points from last year’s margin of 20.1%.  The Cosmetics and Food Colors businesses both performed very well in 2016 driven by strong demand for cosmetics and natural colors, respectively, and the Inks business improved solidly over last year’s result.

The Flavors & Fragrances Group reported revenue of $186.9 million and $201.0 million in the fourth quarters of 2016 and 2015, respectively.  Operating income increased approximately 3% to $28.4 million, from $27.5 million in last year’s fourth quarter.  The Flavors & Fragrances Group’s operating margin increased 150 basis points to 15.2% in the quarter, which is the third consecutive quarter that the Group has improved its operating margin by at least 100 basis points.  Many of the Group’s business units reported solid operating income growth in the quarter, with the Natural Ingredients, North America Savory, Europe Beverage and BioNutrients businesses delivering double-digit profit growth.  Foreign currency translation reduced both revenue and operating income by approximately 2% in the quarter.

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Sensient Technologies Corporation Earnings Release – Quarter and Year Ended December 31, 2016 February 9, 2017	Page 4
The Flavors & Fragrances Group reported revenue of $795.3 million for the year ended December 31, 2016, a decrease of approximately 3% from $819.0 million reported in 2015.  Operating income increased to $123.5 million in 2016, from $121.9 million in 2015.  The Flavors & Fragrances Group operating margin continues to steadily improve, increasing to 15.5% in 2016 from 14.9% in 2015.  Foreign currency translation reduced both revenue and operating income in the year to date period by approximately 2%.

The Asia Pacific Group reported revenue of $32.5 million and $29.7 million in the fourth quarters of 2016 and 2015, respectively, an increase of approximately 9%.  Operating income was $6.5 million in the quarter, an increase of approximately 4% from last year’s fourth quarter result of $6.2 million.  Foreign currency translation increased both revenue and operating income by approximately 1% in the quarter.  For the full year, the Asia Pacific Group revenue increased approximately 9%, to $127.5 million in 2016, from $116.7 million last year.  Operating income increased approximately 6% to $25.2 million in 2016, from $23.7 million in 2015.  Foreign currency translation reduced revenue by approximately 1% and operating income by approximately 2% for the year.

The Corporate & Other segment, which includes the restructuring and other costs, reported operating costs of $14.3 million in this year’s fourth quarter and $23.8 million in the fourth quarter of 2015.  For the full year, the Corporate & Other segment had operating costs of $67.9 million compared to $75.8 million in 2015.  The reduction in Corporate & Other costs in 2016 is primarily attributable to lower restructuring and other costs, partially offset by higher performance based compensation.

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Sensient Technologies Corporation Earnings Release – Quarter and Year Ended December 31, 2016 February 9, 2017	Page 5
2017 OUTLOOK

Sensient expects 2017 earnings per share from continuing operations to be between $2.76 and $2.86, which includes an estimated 59 cents of restructuring and other costs.  The restructuring and other costs are primarily non-cash charges related to divestitures.  The Company expects foreign currency translation will reduce earnings per share by approximately ten cents.  The Company expects adjusted earnings per share, which excludes restructuring and other costs, to be between $3.45 and $3.55 in local currency.  The ten cent impact from foreign currency translation reduces the Company’s adjusted earnings per share guidance to a range of $3.35 to $3.45.  Refer to “Reconciliation of Non-GAAP Amounts” below for a description of restructuring and other costs excluded from the adjusted results.

CONFERENCE CALL

The Company will host a conference call to discuss its 2016 fourth quarter and full year financial results at 10:00 a.m. CST on Friday, February 10, 2017.  To participate in the conference call, please contact InterCall Teleconferencing at (888) 818-9025 and refer to conference identification number 64342184.  A webcast of the conference call will be available on the Investor Information section of the Company’s web site at www.sensient.com.

A replay will be available beginning at 1:00 p.m. CST on February 10, 2017, through midnight on February 17, by calling (404) 537-3406 and referring to conference identification number 64342184.  A transcript of the call will also be posted on the Company’s web site at www.sensient.com after the call concludes.

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Sensient Technologies Corporation Earnings Release – Quarter and Year Ended December 31, 2016 February 9, 2017	Page 6
This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the pace and nature of new product introductions by the Company and the Company’s customers; the Company's ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Except to the extent required by applicable laws, the Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our most recent Annual Report on Form 10-K and subsequent reports that we file with the SEC.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 7
Consolidated Statements of Earnings	Three Months Ended December 31,			Twelve Months Ended December 31,

	2016	2015	% Change	2016	2015	% Change

Revenue	$330,244	$339,196	-2.6%	$1,383,210	$1,375,964	0.5%

Cost of products sold	217,657	233,123	-6.6%	907,783	921,531	-1.5%
Selling and administrative expenses	69,313	74,465	-6.9%	289,818	288,092	0.6%

Operating income	43,274	31,608	36.9%	185,609	166,341	11.6%
Interest expense	4,303	4,629		18,324	16,945

Earnings before income taxes	38,971	26,979		167,285	149,396
Income taxes	7,621	7,647		44,372	42,149

Earnings from continuing operations	31,350	19,332		122,913	107,247
(Loss) gain from discontinued operations, net of tax	-	(114)		3,343	(462)
Net earnings	$31,350	$19,218	63.1%	$126,256	$106,785	18.2%

Earnings per share of common stock:
Basic:
Continuing operations	$0.71	$0.43		$2.76	$2.34
Discontinued operations	-	-		0.08	(0.01)
Earnings per share of common stock	$0.71	$0.43		$2.84	$2.33

Diluted:
Continuing operations	$0.70	$0.43		$2.74	$2.32
Discontinued operations	-	-		0.07	(0.01)
Earnings per share of common stock	$0.70	$0.43		$2.82	$2.31

Average common shares outstanding:
Basic	44,284	44,931		44,523	45,910
Diluted	44,611	45,199		44,843	46,204

Reconciliation of Non-GAAP Amounts

The Company's results from continuing operations for the three and twelve months ended December 31, 2016, include pre-tax restructuring and other costs of $6.2 million ($4.2 million after-tax or $0.09 per share) and $26.1 million ($21.1 million after-tax or $0.47 per share), respectively. The restructuring costs relate to eliminating underperforming operations, consolidating manufacturing facilities and improving efficiencies within the Company.  The other costs in 2016 are for a long-lived asset impairment charge on a production facility which was sold in 2017 and associated outside professional fees. The Company's results from continuing operations for the three and twelve months ended December 31, 2015, include pre-tax restructuring and other costs of $15.1 million ($12.8 million after-tax or $0.28 per share) and $43.6 million ($33.6 million after-tax or $0.73 per share), respectively. The other costs in 2015 are acquisition related costs.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Operating income from continuing operations (GAAP)	$43,274	$31,608	36.9%	$185,609	$166,341	11.6%
Restructuring - Cost of products sold	1,255	3,003		2,065	6,098
Restructuring - Selling and administrative	3,898	12,111		12,486	36,705
Other - Selling and administrative	1,052	(50)		11,535	823
Adjusted operating income	$49,479	$46,672	6.0%	$211,695	$209,967	0.8%

Net earnings from continuing operations (GAAP)	$31,350	$19,332	62.2%	$122,913	$107,247	14.6%
Restructuring and other, before tax	6,205	15,064		26,086	43,626
Tax impact of restructuring and other	(2,000)	(2,258)		(4,999)	(10,017)
Adjusted net earnings	$35,555	$32,138	10.6%	$144,000	$140,856	2.2%

Diluted EPS from continuing operations (GAAP)	$0.70	$0.43	62.8%	$2.74	$2.32	18.1%
Restructuring and other, net of tax	0.09	0.28		0.47	0.73
Adjusted diluted EPS	$0.80	$0.71	12.7%	$3.21	$3.05	5.2%

We have included each of these non-GAAP measures in order to provide additional information regarding our underlying operating results and comparable period-over-period performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. These non-GAAP measures should not be considered in isolation. Rather, they should be considered together with GAAP measures and the rest of the information included in this release and our SEC filings. Management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis and to gain additional insight into underlying operating and performance trends, and we believe the information can be beneficial to investors for the same purposes. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Note: Earnings per share calculations may not foot due to rounding differences.

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Sensient Technologies Corporation (In thousands, except per share amounts)	Page 8
Results by Segment	Three Months Ended December 31,			Twelve Months Ended December 31,
Revenue	2016	2015	% Change	2016	2015	% Change

Flavors & Fragrances	$186,927	$201,026	-7.0%	$795,256	$819,009	-2.9%
Color	118,998	117,450	1.3%	502,073	479,966	4.6%
Asia Pacific	32,495	29,738	9.3%	127,469	116,663	9.3%
Intersegment elimination	(8,176)	(9,018)		(41,588)	(39,674)

Consolidated	$330,244	$339,196	-2.6%	$1,383,210	$1,375,964	0.5%

Operating Income

Flavors & Fragrances	$28,433	$27,520	3.3%	$123,530	$121,874	1.4%
Color	22,642	21,639	4.6%	104,785	96,611	8.5%
Asia Pacific	6,460	6,236	3.6%	25,161	23,684	6.2%
Corporate & Other	(14,261)	(23,787)		(67,867)	(75,828)

Consolidated	$43,274	$31,608	36.9%	$185,609	$166,341	11.6%

The Company’s reportable segments consist of the Flavors & Fragrances, Color, and Asia Pacific segments. Beginning in the first quarter of 2016, the results of operations for the Company’s color business in China, South Korea and Japan, previously reported in the Asia Pacific segment, are now reported in the Color segment. The results for 2015 have been restated to reflect these changes. The 2016 and 2015 restructuring and other costs related to continuing operations are reported in the Corporate & Other segment.

Consolidated Condensed Balance Sheets
December 31	2016	2015

Cash and cash equivalents	$25,865	$11,997
Trade accounts receivable, net	194,509	232,047
Inventories	404,320	409,159
Other current assets	92,367	75,702
Total Current Assets	717,061	728,905

Goodwill & intangible assets (net)	391,694	408,855
Property, plant, and equipment (net)	476,523	469,678
Other assets	82,582	96,294

Total Assets	$1,667,860	$1,703,732

Trade accounts payable	$92,450	$95,442
Short term debt	20,578	20,655
Other current liabilities	100,647	96,825
Total Current Liabilities	213,675	212,922

Long-term debt	582,780	613,502
Accrued employee and retiree benefits	19,911	19,007
Other liabilities	15,753	13,174
Shareholders' Equity	835,741	845,127

Total Liabilities and Shareholders' Equity	$1,667,860	$1,703,732

Beginning in the first quarter of 2016, the Company adopted Accounting Standards Update (ASU) No. 2015-07, Balance Sheet Classification of Deferred Taxes, and ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs.  The Company restated its 2015 Consolidated Condensed Balance Sheet to reflect these new accounting standards.

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Sensient Technologies Corporation (In thousands, except per share amounts)	Page 9
Consolidated Statements of Cash Flows
Twelve Months Ended December 31,	2016	2015

Cash flows from operating activities:
Net earnings	$126,256	$106,785
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	47,019	47,939
Stock-based compensation	7,709	1,598
Net loss on assets	9,755	13,190
Liquidation of foreign entity	(3,257)	-
Deferred income taxes	10,428	(4,452)
Changes in operating assets and liabilities	24,568	(37,013)

Net cash provided by operating activities	222,478	128,047

Cash flows from investing activities:
Acquisition of property, plant and equipment	(81,216)	(79,941)
Proceeds from sale of assets	6,254	12,912
Acquisition of new business	-	(8,393)
Other investing activity	(241)	(372)

Net cash used in investing activities	(75,203)	(75,794)

Cash flows from financing activities:
Proceeds from additional borrowings	222,562	331,277
Debt payments	(247,092)	(156,662)
Purchase of treasury stock	(50,100)	(176,566)
Dividends paid	(49,635)	(48,110)
Proceeds from options exercised and other	(3,706)	(73)

Net cash used in financing activities	(127,971)	(50,134)

Effect of exchange rate changes on cash and cash equivalents	(5,436)	(10,451)

Net increase (decrease) in cash and cash equivalents	13,868	(8,332)
Cash and cash equivalents at beginning of period	11,997	20,329
Cash and cash equivalents at end of period	$25,865	$11,997

Supplemental Information
Twelve Months Ended December 31,	2016	2015

Dividends paid per share	$1.11	$1.04